Exhibit 99.1

Quarter-to-Date
Sales Update

March 20, 2008

	January/February
(% change versus PY)	2008	Commentary
Consolidated Sales	15%	Solid underlying growth of 8% driven by Tonnage and Merchant Gases segments, partially offset by lower Equipment and Energy sales (2%). Currency +4%. Acquisition +3%. Natural Gas Pass- through +2%.
Merchant Gases	15%	Strong underlying growth of 6%, with growth in North America and
Asia, Europe soft. Continued positive pricing trends. Lower
equipment activity reduced growth by (4%). Currency +7% and
		acquisitions +6%.
Tonnage Gases	30%	Strong sales growth driven by new plant startups and higher loading across the system. Currency +4%, acquisitions +2% and higher Natural Gas Pass-thru +7%.
Electronics and Performance Materials	8%	Solid sales growth across the segment. Electronics growth was driven by higher fab utilization rates and tempered by restructuring activities. Performance Materials growth driven by higher volumes
		in all regions. Currency +3%.
Healthcare	9%	Sales increased 7% due to currency. Strength in Europe was offset by lower US revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.